EMPLOYMENT AGREEMENT

Citizens Bank of Northern California, a California banking corporation, having its administrative office at 208 Providence Mine Road, Suite 122, Nevada City, California 95959, hereinafter referred to as "Employer" and Gary Dean Gall, hereinafter referred to as "Employee", in consideration of the mutual promises made herein, agree as follows:

SCOPE OF EMPLOYMENT

1.01.

Employment.  Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth in this Agreement beginning on the first day of the month following FDIC approval, which approval is required pursuant to Section 32 of the Federal Deposit Insurance Act.

1.02.

At-Will Employment.  Employee may resign from his employment with Employer and may be terminated by Employer at any time, with or without cause or advance notice.  Employee is employed at the will of Employer and is subject to termination, demotion, or other such changes in employment terms and conditions at any time, with or without cause or reason, and with or without advance notice.  Employee further understands and agrees that his at-will status cannot be altered by written or oral agreements, unless Employee enters into a written agreement approved by the Board of Directors of Employer.

DUTIES AND OBLIGATIONS OF EMPLOYEE

2.01.

Employee Duties.  Employee shall serve as President and Chief Executive Officer of Employer, reporting to the Board of Directors through the Chairman of the Board of Directors.  In his capacity as President and CEO, he shall perform the customary duties of a President and CEO of a commercial bank including but not limited to:

(a)

Act as member of the Board of Directors and of all Board committees, except for the audit and executive committee;

(b)

Participate in community affairs which are beneficial to Employer;

(c)

Maintain a good relationship with Employer, customers and shareholders;

(d)

Maintain a good relationship with regulatory authorities;

(e)

Provide leadership in planning and implementing the affairs of Employer;

(f)

Serve as the chief development and marketing officer of Employer;

(g)

Supervise all aspects of Employer’s operations in a safe and sound manner consistent with all applicable provisions of the Articles and Bylaws of Employer and all laws, rules and regulations;

(h)

Keep himself abreast of all developments in the banking field and enroll in such courses as may be necessary to competently perform his duties;

(i)

Such other duties as may, from time to time, be reasonably requested of him by the Board of Directors of Employer, including but not limited to the hiring and firing of all employees, subject at all times to the policies set by Employer's Board of Directors.

2.02.

Devotion to Employer's Business.

(a)

Employee shall devote his full time, ability, and attention to the business of Employer during his employment with Employer.

(b)

Except as otherwise specifically provided by this Agreement, Employee may invest in other businesses, provided that such activities do not violate Employer's conflicts or corporate conduct policies.

2.03.

Competitive Activities.  During the term of this Agreement, Employee shall not, directly or indirectly, either as an employee, Employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity: (1) engage or participate in any business that is in competition in any manner whatsoever with the business of Employer; or (2) induce or attempt to induce any employee, agent, supplier or customer of Employer to terminate their relationship with Employer.  Employer is aware and approves of Employee’s role as Chairman of the Board of Sierra Vista Bank in Folsom, California.

2.04.

Solicitation of Employees.  Employee hereby acknowledges and agrees that the services performed by the employees of Employer are of a special, unique, unusual, extraordinary and intellectual character that gives Employer a particular value, the loss of which cannot be reasonably or adequately quantified by Employer.  Employee therefore, expressly agrees that during the term of this Agreement and for a period of two (2) years, after termination of this Agreement for any reason, Employee shall not solicit any employees of Employer for employment at Employee's new place of employment.  Employee further expressly agrees that while it may be difficult to determine the exact amount of damages resulting from breach of this obligation, an amount equal to 50% of the annual compensation of the employee or employees solicited by Employee would be a reasonable estimate of the amount to which Employer is entitled to receive as liquidated damages for breach by Employee of this obligation.

2.05.

Indemnification.  Employer shall indemnify Employee to the maximum extent permitted under the Bylaws of Employer, the corporate law of California and the laws and regulations applicable to financial institutions such as Employer.  If available at reasonable rates, as determined in the sole discretion of the Board, Employer shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure Employer and Employee from and against liability or loss arising out of Employee's good faith performance of his duties, including, but not limited to, judgments, fines, settlements, and expenses incurred in the defense of actions, proceedings, and appeals therefrom.

2.06.

Disclosure of Information.  Information, including, but not limited to, financial information, trade and business secrets or know-how relating to the business and operation of Employer, and customer information (“Proprietary Information”), which Employee acquires as a result of his employment by Employer is the exclusive property of Employer.  Employee recognizes and acknowledges that any Proprietary Information, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer's business.  Employee shall not, except as required by law, either before or after termination of this Agreement, disclose to anyone or use for the benefit of anyone except Employer, Proprietary Information or any part thereof, for any reason or purpose whatsoever.

2.07.

Surety Bond.  Employee agrees that he will furnish all information and take any other steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment.  The surety company issuing the bond and the amount of the bond must be acceptable to Employer.  All premiums on the bond are to be paid by Employer.  If Employee cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately.

2.08.

Notification to New Employer.  If Employee leaves the employ of Employer, Employee hereby grants consent to notification by Employer to any new employer about Employee’s rights and obligations under this Agreement.

2.09.

Employee Manual.  Employee agrees that it will be bound by the Employer’s Employee Manual and other policies and procedures of the Employer, unless specifically superseded by the terms of this Agreement.

COMPENSATION

3.01.

Base Compensation.  As base compensation for the services to be performed hereunder, Employee shall receive a salary of $250,000.00 per annum, subject to usual withholding for taxes, payable in equal installments on the fifteenth day and the last day of each month, during the employment term.  Employee's performance shall be reviewed and discussed with Employee at least once each year during the term of this Agreement and Employee's base compensation shall be reviewed and set annually by Employer.  However, the base compensation set forth above shall not be increased until the occurrence of the latter of 1) the first two years of this agreement, or 2) until the regulatory order is rescinded.

3.02.

Incentive Compensation.  Employee shall be entitled to participate in any existing Incentive Compensation Plan established by Employer.

3.03.

Personal Incentive Compensation. Immediately after Employer’s Parent Company has returned all of the funds received from the Troubled Asset Relief Program (TARP), or immediately after the Bank’s regulatory order has been rescinded, whichever is later, Employer shall review performance standards to establish a Personal Incentive Compensation program in addition to the existing Incentive Compensation Plan referred to in 3.02 of this Agreement.  The Personal Incentive Compensation Program will be established from goals established by the Board of Directors outside this agreement.

OTHER BENEFITS

4.01.

Employee Benefits. Employee shall be entitled to those employee benefits provided by the general employee benefit package adopted by Employer, for all employees of Employer including but not limited to participation in Employer's 401(k) Plan and Group Health, Life, Dental, Vision and Disability Plans and Incentive Compensation Plan.  Except as specifically set forth in this Agreement, Employee shall not be entitled to any other benefits.

4.02.

Annual Vacation.  Employee shall accrue 1.66 vacation days per month up to a maximum of 20 vacation days. Once the employee has accrued the maximum days above, he cannot accrue more vacation time until he has reduced the accrued unused vacation to less than 20 days.    Employee may be continuously absent from his employment for vacation only as long as such leave is reasonable and does not jeopardize his responsibilities and duties as President and Chief Executive Officer.  Employee must take at least two (2) consecutive weeks of vacation as required by Employer's Personnel Policy.  Annual vacation days shall be increased to twenty-five (25) days commencing at the start of the calendar year 365 days after the regulatory order has been rescinded.

4.03.

Motor Vehicle.  While Employee is employed, Employer shall pay to Employee an automobile allowance in the amount of $400.00 per month.  Employee shall be responsible for payment of all fuel, maintenance and repair expenses associated with the vehicle.  Employee shall obtain and maintain public liability insurance covering Employee's personal use of the motor vehicle.

4.04

Stock Options. Immediately after Employer’s Parent Company has returned all of the funds received from the Troubled Asset Relief Program (TARP), or immediately after the Bank’s regulatory order has been rescinded, whichever is later, Employer’s Parent Company shall grant to Employee options to purchase 13,000 shares of common stock of Citizens Bancorp at the fair market value of the common stock at the time the grant is made and pursuant to the terms and conditions, including vesting, of Citizens Bancorp’s Stock Option Plan.  Subject to the restrictions otherwise set forth in the Stock Plan or the Incentive Stock Option Agreement, 20% of the aggregate number of shares covered by the Incentive Stock Option Agreement may be exercised immediately.  An additional 20% of the aggregate number of shares covered by this Agreement may be exercised upon Employee’s completion of each subsequent full year as an employee of the Company.

4.05

Severance Benefits.  Immediately after Employer’s Parent Company has returned all of the funds received from the Troubled Asset Relief Program (TARP), or immediately after the Bank’s regulatory order has been rescinded, whichever is later, if Employee is terminated by Employer and if Employee signs and does not revoke a standard release of claims with Employer, Employee shall receive a one-time payment (“Severance Benefit”) equal to two months of his then current base compensation (less applicable withholding taxes) under Section 3.01 of this Agreement for each year of employment completed after the regulatory order has been rescinded, but in no event shall such severance exceed an amount equal to one year of Employee’s current base compensation under Section 3.01 of this Agreement.  Notwithstanding the foregoing, if any of the following Ineligible Events, defined below, have occurred or exist at the time of termination by Employer, Employee shall not be entitled to the Severance Benefit hereunder.

“Ineligible Events” shall mean:

(a)

Conviction of or entry of a civil judgment against Employee for embezzlement, fraud, breach of fiduciary duty or dishonesty;

(b)

The conviction of Employee for the commission of any felony;

(c)

Unauthorized use or disclosure by Employee of any of the trade secrets or confidential information of Employer;

(d)

Violation of sections 2.03 or 2.04 of this Agreement;

(e)

Issuance by any applicable regulatory agency of a written order prohibiting Employee from serving as an officer or director of Employer;

(f)

Failure of Employee to qualify for a surety bond; and

(g)

Willful misconduct by Employee or negligent acts or failures to act by Employee which adversely affect Employer.

4.06

Change of Control.  In the event that Employer or substantially all of its assets are acquired by an owner or owners who did not already control Employer and during the period of six months following the change of control Employee is terminated at the will of the Employer or is not given responsibilities equal to or greater than the responsibilities possessed by Employee prior to the acquisition, Employee shall be paid an amount equal to one-half (1/2) year of his base compensation under Section 3.01 of this Agreement for each full year Employee has been employed as the President and CEO of Employer, starting at the first of the calendar year following 365 days after the regulatory order has been rescinded, up to a maximum of three years base compensation.  Notwithstanding the foregoing, the amount payable under Section 4.05 to Employee shall be reduced to the extent such amount constitutes an excess parachute payment under Section 280G of the Internal Revenue Code or a prohibited payment pursuant to Part 359 of the Rules and Regulations of the FDIC or any other applicable law or regulation or other agreement by which Employer is bound, i.e. TARP agreement.

BUSINESS EXPENSES

5.01.

Business Expenses.

(a)

It is understood and agreed by the parties that the services required of Employer will require Employee to incur business expenses on behalf of Employer.  Employer hereby agrees to reimburse Employee for all reasonable and necessary expenses incurred by Employee in carrying out his duties.

(b)

Employee shall furnish to Employer, on a monthly basis, adequate records and other documentary evidence required by Federal and State Statutes and regulations for the substantiation of each such expenditure as an income tax deduction and such other substantiation as may be required by Employer.

(c)

Employer will provide Employee with a credit card necessary for the purpose of reasonable and necessary business expenses on behalf of Employer.

TERMINATION

6.01.

Termination at the Will of Employer.  Employee understands that his employment is "At Will" which means that his employment may be terminated by Employer at any time, without cause or advance notice.

6.02.

Termination by the Death or Disability of Employee.  This Agreement shall terminate immediately upon the death of Employee or the disability of Employee as defined herein.

6.03.

Resignation from Board upon Termination.  Upon termination of his employment for any reason, Employee, if the Board so requests, shall resign from the Board of Directors.

6.04.

Rights of Employee Upon Termination.  Upon any termination of this Agreement, Employee shall be entitled exclusively to the benefits, if any, and subject to the limitations contained in this Agreement and the Stock Option Agreement. Except as expressly provided in those two Agreements, Employee  shall not be entitled to any other monetary benefits or compensation provided to any other employees of the Employer including but not limited to, any severance benefits, incentive compensation, or any additional compensation for termination of employment with Employer. In no event shall this provision abrogate any obligations the Employer has to Employee under state and federal law.

GENERAL PROVISIONS

7.01.

Notices.  Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses listed as follows:

Employer:

208 Providence Mine Rd. #122

Nevada City, CA 95959

Employee:

2520 Greens Landing Court

Cameron Park, CA 95682

but each party may change that address by written notice in accordance with this section.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two (2) days following the date of mailing.

7.02.

Arbitration.  Disputes between the parties regarding the construction, performance, or breach of this agreement shall be resolved by arbitration in Nevada City, California before a single neutral arbitrator selected by the parties or (if the parties are unable to agree) by the Presiding Judge of the Nevada County Superior Court.

The neutral arbitrator shall be a retired judge or an attorney who has practiced for at least 10 years.  The arbitrator shall be bound to follow California law and applicable United States law relating to California banks in deciding issues of liability and in making any award.  Arbitration proceedings shall be conducted in accordance with California Code of Civil Procedure section 1282 et. sec.  Under no circumstances shall the arbitrator have jurisdiction to adjudicate claims not based on contract or for which non-contract (tort or punitive) damages are sought by either party. The cost of arbitration shall be borne by the losing party or in such proportion as the arbitrator decides.  An award of "costs" shall include reasonable attorneys' fees incurred by the prevailing party.

7.03.

Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.  Each party to this Agreement acknowledges that no other representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

7.04.

Modifications.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

7.05.

Effect of Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

7.06.

Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

7.07.

Law Governing Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Executed as of ________________, 2009, at Nevada City, California.

CITIZENS BANK OF NORTHERN CALIFORNIA

By:_____________________________________________

Kenneth E. Baker

Chairman of the Board of Directors

EMPLOYEE

_____________________________________________

Gary Dean Gall